UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 26, 2012

BILLMYPARENTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6190 Cornerstone Court, Suite 216 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 677-0080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 26, 2012, the Board of Directors of BillMyParents, Inc. (the “Company”), in conjunction with discussions held with the Company’s independent auditors, amended and restated the interim financial statements for the periods ended December 31, 2011, March 31, 2012 and June 30, 2012, due to the fact that these interim financial statements can no longer be relied upon. The reason for the restatement is due to the classification of the Company’s outstanding unregistered Series B Preferred Stock, Common Stock and warrants to purchase the Company’s common stock (the “unregistered preferred stock,” “unregistered common stock” and “the warrants,” respectively) as permanent stockholders’ equity rather than temporary or mezzanine stockholders’ equity.  The Registration Rights Agreement for the unregistered preferred stock, unregistered common stock and warrants provides for certain registration rights which do not include adequate penalties if the Company fails to register these securities by a fixed date.  Consequently, the presumption is that the preferred stock, common stock and related warrants subject to the registration rights may potentially be settled in cash.  Based on the presumption of potential cash settlement, the preferred stock and common stock is required by GAAP to be classified outside of equity as temporary equity until the registration is effective and the warrants are classified as a liability.  As a result, on December 26, 2012 the Company filed amended quarterly reports for the periods ended December 31, 2011, March 31, 2012 and June 30, 2012 in order to reclassify the common stock from permanent stockholders’ equity into temporary stockholders’ equity and are non-cash in nature.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BILLMYPARENTS, INC.
/s/ Michael R. McCoy
Dated: December 31, 2012	By:	Michael R. McCoy
Chief Executive Officer